Exhibit 99.1

FireEye Closes $400 Million Strategic Investment Led by Blackstone

FireEye Board of Directors Expanded with Appointments of Blackstone Senior Managing Director Viral Patel and Former RSA Security CEO Art Coviello

MILPITAS, Calif.—December 11, 2020— FireEye, Inc. (NASDAQ: FEYE), the intelligence-led security company, today announced that the $400 million strategic investment led by funds managed by Blackstone Tactical Opportunities (“Blackstone”) has closed. Blackstone was joined by ClearSky, a cyber security-focused investment firm, as a co-investor in the transaction.

FireEye also announced that Viral Patel, a Senior Managing Director of Blackstone, and Art Coviello, former chief executive officer of RSA Security, have been appointed to the FireEye Board of Directors, effective immediately.

Viral Patel, a Senior Managing Director of Blackstone said, “We have confidence in FireEye’s long-term strategic vision and its world-class set of cyber security products and services. As a member of the Board of Directors, I look forward to partnering with management and my fellow board members to help drive the company’s future growth and build shareholder value.”

Art Coviello, former chief executive officer of RSA Security said, “FireEye and Mandiant are widely recognized for their threat intelligence and security expertise, and I am delighted to join the board. I look forward to working with Kevin and the FireEye leadership team to help them realize their vision of intelligence-driven security solutions for organizations of all sizes.”

“I am excited to welcome Viral and Art to FireEye as members of our Board of Directors,” said Kevin Mandia, FireEye chief executive officer. “Each brings a unique perspective on the dynamics of successful strategy and execution, and we look forward to their contributions as we pursue our transformation strategy and growth opportunities.”

Under the revised terms of their investment, Blackstone and ClearSky purchased 400,000 shares of FireEye’s newly designated 4.5% Series A Convertible Preferred Stock (the “Series A Preferred”), with a purchase price of $1,000 per share, for $400 million in the aggregate. The Series A Preferred will be convertible into shares of FireEye’s common stock at a conversion price of $17.25 per share, subject to certain customary adjustments. Additional information regarding the investment and the Series A Preferred were included in the Form 8-K previously filed by FireEye with the Securities and Exchange Commission on November 18th, 2020.

The securities offered in the private placement transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

About Blackstone

Blackstone is one of the world’s leading investment firms. Blackstone seeks to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. Blackstone does this by using extraordinary people and flexible capital to help companies solve problems. Blackstone’s $584 billion in assets under management include investment vehicles focused on private equity, real estate, public debt and equity, life sciences, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

About ClearSky

ClearSky is a venture capital and growth equity firm that has been operating since 2012 with offices across the United States. ClearSky invests in companies that offer transformative security solutions with a specific focus on cybersecurity, critical infrastructure security, privacy, data governance and compliance. The firm’s world-class dedicated security team has a proven track record with decades of security investing and practitioner experience. ClearSky also has a highly distinguished advisory board consisting of diverse business leaders and a Fortune 500 Chief Information Security Officer Board of Advisors that is unmatched in the industry.

About FireEye, Inc.

FireEye is the intelligence-led security company. Working as a seamless, scalable extension of customer security operations, FireEye offers a single platform that blends innovative security technologies, nation-state grade threat intelligence, and world-renowned Mandiant® consulting. With this approach, FireEye eliminates the complexity and burden of cyber security for organizations struggling to prepare for, prevent, and respond to cyber attacks. FireEye has over 9,600 customers across 103 countries, including more than 50 percent of the Forbes Global 2000.

© 2020 FireEye, Inc. All rights reserved. FireEye and Mandiant are registered trademarks or trademarks of FireEye, Inc. in the United States and other countries. All other brands, products, or service names are or may be trademarks or service marks of their respective owners.

FireEye Investor inquiries:

Investor.Relations@fireeye.com

Media inquiries:

For FireEye:

Media.Relations@fireeye.com

For Blackstone:

Matt Anderson

Matthew.Anderson@Blackstone.com

518-248-7310

Source: FireEye